RATIO OF EARNINGS TO FIXED CHARGES                                                                                Exhibit 12
                                                Six Months Ended
                                                    June 30,                         Years Ended December 31,
                                              ---------------------    -----------------------------------------------------
                                                 2001      2000           2000      1999       1998      1997       1996
                                              ---------------------    -----------------------------------------------------
                                                                                      (Dollars in thousands)
Income before cumulative effect of a change
   in accounting principle, net of tax, before
   preferred dividends                           $60,045   $64,954       $388,667  $203,287   $103,374  $151,271   $163,775
Income taxes                                      29,574    38,476        238,816   120,486     58,113    81,733    105,760
                                              ---------------------    -----------------------------------------------------
Net income before income taxes and
  preferred dividends                             89,619   103,430        627,483   323,773    161,487   233,004    269,535

Interest expense                                  97,331    82,412        173,614   136,229    129,363   122,563    113,321
Estimated interest component of rent expense       5,403     6,072         12,362    11,434      8,994     9,438      8,880
                                              ---------------------    -----------------------------------------------------
Fixed charges as defined                         102,734    88,484        185,976   147,663    138,357   132,001    122,201

Earnings as defined                             $192,353  $191,914       $813,459  $471,436   $299,844  $365,005   $391,736
                                              =====================    =====================================================

Ratio of Earnings to Fixed Charges
 (Unaudited)                                        1.87      2.17           4.37      3.19       2.17      2.77       3.21
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